Exhibit 99.1

General Moly Strongly Supports Record of Decision for Mt. Hope Project
Following Recent Legal Challenge Against BLM

LAKEWOOD, COLORADO, November 5, 2019 — General Moly, Inc. (General Moly or the “Company”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, stated that on October 31, 2019, a Complaint was filed against the U.S. Department of Interior and Bureau of Land Management (“BLM”) in the U.S. District Court in Nevada, seeking relief under the National Environmental Protection Act and other federal laws challenging the September 27, 2019 re-issuance of the Record of Decision (“ROD”) for the Mt. Hope molybdenum project.

The ROD approved the Final Supplemental Environmental Impact Statement (“SEIS) for the Mt. Hope Project, following the December 2016 decision from the U.S. Court of Appeals for the Ninth Circuit (“9th Circuit”).

The Company and its Mt. Hope joint venture company, Eureka Moly, LLC are reviewing the Complaint filed by Great Basin Resource Watch and the Western Shoshone Defense Project, and may seek permission from the Court to intervene on behalf of the Mt. Hope Project.

The process for completing the SEIS involved an exhaustive environmental analysis and review that lasted almost three years, and included extensive public notice and comment.  The Company supports the very robust, and legally and technically defensible work completed by the BLM and believes that the new ROD complies with all federal statutes and rules.

Bruce D. Hansen, Chief Executive Officer of General Moly, commented, “Although we are disappointed by this recent legal challenge, it is not unexpected that the Plaintiffs would again seek to challenge the work of the BLM.  We are confident that the ROD is technically and legally sound.  The SEIS prepared to support the ROD fully adheres to the 9th Circuit Court decision, and complies with the National Environmental Policy Act (‘NEPA’), and other federal requirements.  The 32-month process to complete the SEIS, demonstrates the thorough analysis and rigorous adherence to procedure with which the BLM and other cooperating agencies prepared and reviewed the SEIS.  The SEIS completes the specific and narrow additional analysis required by the 9th Circuit, and supplements the EIS completed in 2012.”

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com
Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations, availability of insurance, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, reclamation risks, political, operational and project development risks, , ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for molybdenum, copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.